Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated November 4, 2014, in this Registration Statement (Form S-6 No. 333-198684) of Smart Trust, Closed-End Fund Advisors Select BDC Trust, Series 1.

/s/ Grant Thornton LLP

Grant Thornton LLP

Chicago, Illinois

November 4, 2014